Exhibit 23.2(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Stem Holdings, Inc.

We consent to the incorporation by reference in Stem Holdings, Inc.’s Sixth Amendment to Registration Statement on Form S-1 as to our report dated May 22, 2020 with respect to the Balance Sheets of Driven Deliveries, Inc. as of December 31, 2019 and the related Statements of Operations, Statement of Shareholders’ Deficit and Statement of Cash Flows for the period then ended.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Rosenberg Rich Baker Berman, P.A.
Somerset, NJ
April 5, 2021